Pricing Supplement Dated January 21, 1999                     Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:              $25,000,000                    Trade date:              January 21, 1999
Currency or Currency  Unit:    US Dollars                     Original Issue Date:     January 26, 1999
Issue Price:                   100%                           Agent's Discount or Commission: 0.125%
Net Proceeds to Issuer:        $24,968,750                    Agents: Lehman Brothers Inc.
Maturity Date:                 February 22, 2000              CUSIP Number:     69332H GG 5
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Interest:
     Fixed Rate:           5.51%
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [ ]  LIBOR     [ ]  Treasury Rate       [ ] Prime Rate  [ ]  Other
                                (  ) Reuters Page:                                             (see attached)
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                                (  ) Telerate Page:
                                                    ------------------

Spread:                            N/A

Initial Interest Rate:             N/A

Interest Reset Dates:              N/A

Interest Determination Date:       N/A

Interest Payment Dates:            Semi-Annually, on July 26, 1999; January 26, 2000, February 22, 2000 (or next Business Day)

Index Maturity:                    N/A

Day Count Convention:              [ ]  Actual/360               [ ]  Actual/Actual               [X]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes                 [ ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal
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Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices
             prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of     % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of            % of Principal Amount.
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